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Kansas City, MO 64112

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Exhibit 5.2

May 21, 2014

Kansas City Southern

The Kansas City Southern Railway Company

427 West 12th Street

Kansas City, Missouri 64105

RE:	The Kansas City Southern Railway Company Exchange Offerings

Ladies and Gentlemen:

We have acted as special counsel in the state of Missouri (“Missouri”) and the state of Illinois (“Illinois”) for The Kansas City Southern Railway Company, a Missouri corporation (“KCSR”), Southern Development Company, a Missouri corporation (“Southern”), and Gateway Eastern Railway Company, an Illinois corporation (“Gateway” and, together with Southern, the “Guarantors”), in connection with the proposed issuance by (i) KCSR of up to (a) $450,000,000 of its 4.3% Senior Notes due 2043 (the newly-issued notes, herein the “4.3% Notes”) pursuant to the terms of the Indenture (the “4.3% Indenture”), dated April 29, 2013, among KCSR, the guarantors identified therein and U.S. Bank National Association, as trustee (the “Trustee”); and (b) $200,000,000 of its 3.85% Senior Notes due 2023 (the newly-issued notes, herein the “3.85% Notes” and, together with the 4.3% Notes, the “Exchange Notes”) pursuant to the terms of the Indenture dated October 29, 2013, among KCSR, the guarantors identified therein and the Trustee (the “3.85% Indenture” and, collectively with the 4.3% Indenture, the “Indentures”), and (ii) each Guarantor of its guarantee with respect to the each series of the Exchange Notes (the “Exchange Guarantees”), registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like amount of KCSR’s 4.3% Senior Notes due 2043 and 3.85% Senior Notes due 2023, respectively, and their related guarantees, which have not been so registered (the “Transaction”). KCSR, Southern and Gateway are referred to collectively herein as the “Clients.” This opinion is being delivered pursuant to Item 601(b)(5)of Regulation S-K under the Securities Act.

May 21, 2014

For purposes of this opinion, we have examined copies of originals showing signatures and identified to us as true copies of originals as signed of the Indentures and the Exchange Guarantees set forth therein. The Indentures and the Exchange Guarantees are referred to collectively herein as the “Transaction Documents.” We have also reviewed such other documents as we have deemed appropriate to giving the opinions contained herein.

In rendering the following opinions, as to factual matters that affect our opinions, we have, with your approval, relied on (and assumed the accuracy of) certificates, statements and other representations of officers of the Client and others, including certificates of public officials (the “Public Documents”).

Based on the foregoing and in reliance thereon and on the assumptions and subject to the qualifications and limitations set forth in this opinion, we are of the opinion that:

i. Each of KCSR and Southern is a corporation incorporated, validly existing and in good standing under the laws of Missouri. Gateway is a corporation incorporated, validly existing and in good standing under the laws of Illinois. This opinion is based solely on our review of the Public Documents.

ii. Each Client has all necessary corporate power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is a party and to incur the obligations to be incurred thereunder.

iii. Each Client has duly authorized, executed and delivered each Transaction Document to which it is a party. The Transaction has been duly authorized by each Client.

iv. The execution, delivery and performance by each Client of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are not (A) in contravention of or in conflict with any term or provision of the articles of incorporation or bylaws of such Client or (B) in violation of any law, rule or regulation of Missouri or Illinois, as applicable.

v. The execution, delivery and performance by each Client of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not require the consent or approval of any Missouri or Illinois governmental body or Missouri or Illinois regulatory authority, as applicable.

b. Our opinions are based on the assumptions (upon which we have relied with your consent) and subject to the qualifications and limitations, set forth in this letter, including the following:

i. We express no opinion as to any laws other than the laws of Missouri and Illinois generally applicable to business organizations and have assumed the law of any other

May 21, 2014

jurisdiction which may apply to the Transaction or the Transaction Documents is the same as the law of Missouri or Illinois, as applicable. We express no opinion as to the effect on the Transaction of local law which shall include charters, ordinances, administrative opinions and rules and regulations of cities, counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level).

ii. The opinions in this letter do not include any opinion as to the enforceability of any Transaction Document.

iii. We have assumed for purposes of this opinion that (a) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of Missouri and Illinois are generally available (i.e., in terms of access and distribution following publication or other release) to practicing lawyers, and are in a format that makes the legal research reasonably feasible and (b) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in Missouri or Illinois has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

iv. With respect to our opinion that the Transaction Documents have been duly executed and delivered by the applicable Clients, we note that we were not present at the execution and delivery of the original documents and that we have based our opinion on examination of copies of the Transaction Documents and certificates, statements or other representations of officers of the Clients. As to matters of fact, we have assumed all representations of the Clients and the other parties in the Transaction Documents are true.

v. Our opinions with respect to laws of Missouri or Illinois do not include any opinion with respect to pension and employee benefit laws and regulations, antitrust and unfair competition laws and regulations, tax laws and regulations, health and safety laws and regulations, labor laws and regulations, securities laws and regulations, or environmental laws, regulations and codes.

vi. This opinion is limited to the matters specifically stated in this letter, and no further opinion is to be implied or may be inferred beyond the opinions specifically stated herein. Unless otherwise stated herein, we have made no independent investigation regarding factual matters. This opinion is based solely on the state of the law as of the date of this opinion and the factual matters in existence as of such date, and we specifically disclaim any obligation to monitor or update any of the matters stated in this opinion or to advise the persons entitled to rely on this opinion of any change in law or fact after the date of this opinion which might affect any of the opinions stated herein.

We hereby consent to the filing this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement filed by the Clients

May 21, 2014

with the Commission relating to the Transaction in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours very truly,

/s/ Husch Blackwell LLP

HUSCH BLACKWELL LLP